Exhibit 11.1

           LSI LOGIC CORPORATION
    CALCULATION OF EARNINGS PER SHARE
    (In thousands, except per share amounts)
    (Unaudited)


                              				Three Months Ended    Nine Months Ended
           			                        September 30,        September 30,
                                      1997   1996      1997     1996
Primary Earnings Per Share

Net income                         $ 44,318  $27,743 $128,524 $116,523
Average common and common
  equivalent shares:
 Average common shares outstanding  141,826  128,524  137,873  129,176
 Dilutive options                     2,606    1,700    3,010    2,347
                                    144,432  130,224  140,883  131,523

Earnings per common and common
  equivalent share                    $0.31    $0.21    $0.91    $0.89


Fully Diluted Earnings Per Share

Net income                         $ 44,318 $ 27,743 $128,524 $116,523
Interest expense on convertible
subordinated debt, net of tax effect      -    1,542    1,279    4,625
Adjusted net income                $ 44,318  $29,285 $129,803 $121,148
Average common and common
  equivalent shares on a fully
  diluted basis:
 Average common shares outstanding  141,826  128,524  141,526  129,176
 Convertible subordinated debt            -   11,735        -   11,735
 Dilutive options                     2,680    1,841    3,017    2,348
                                    144,506  142,100  144,543  143,259

Fully diluted earnings per common
and common equivalent share           $0.31    $0.21    $0.90    $0.85
